Exhibit 99.6

SECONDARY SECURITIES PURCHASE AND SALE AGREEMENT

This Secondary Securities Purchase and Sale Agreement (this “Agreement”) is made as of April 28, 2025, by and between William B. Wachtel, an individual (the “Purchaser”) and ACM Value Opportunities Fund I, L.P. (the “Seller”).

Whereas, Seller is the record holder of 108,817 shares of the common stock (the “Shares”) of Saker Aviation Services, Inc. (the “Company”), of which (i) 100,000 Shares are held through a brokerage account with Interactive Brokers (the “IB Shares”), 3,333 Shares are held directly by Seller and evidenced by stock certificate number SA 00111 (the “Certificated Shares”), 3,848 Shares are held directly by Seller and evidenced by stock certificate number SA 0098 (the “Lost Certificate Shares”), and 1,636 Shares of held in book-entry form with the Company’s stock transfer agent, Continental Stock Transfer & Trust (the “Agent”, and such Shares, the “Book-Entry Shares”); and

Whereas, Seller holds options (the “Options” and together with the Shares, the “Securities”) to acquire 16,665 shares of common of the Company as for more fully described on Exhibit A;

Whereas, Seller desires to sell the Securities to the Purchaser.

Now, Therefore, in consideration of the mutual promises contained herein, the parties agree as follows:

SECTION 1

SALE AND TRANSFER OF SECURITIES

1.1    Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 4 of this Agreement), the Purchaser hereby agrees to purchase from Seller and Seller hereby agrees to sell to the Purchaser, the Shares at a purchase price of $8.63 per share (the “Per Share Purchase Price”) and $939,090.71 in aggregate (the “Shares Purchase Price”) and the Options for an aggregate price of $53,561.31 (the “Options Price”), for an aggregate purchase price for all Securities of $992,652.02 (the “Purchase Price”). At the Closing, the Purchase Price will be paid to Seller by the Purchaser’s delivery of a wire transfer of immediately available funds to the Seller.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants that as of the Closing:

2.1    Title to Securities. As of immediately prior to the Closing, Seller is the owner, beneficially and of record, of all the Securities to be sold by Seller under this Agreement and has good title to all the Securities, free and clear of all liens, encumbrances, security agreements, claims, charges and restrictions other than those imposed by (a) applicable securities laws, and (b) with respect to the Options, as set forth in the applicable agreements granting such Options. Seller has received as of the Closing all consents or waivers necessary to transfer the Securities being sold by Seller to the Purchaser, and such transfer is not subject to any right of first refusal, preemptive, tag-along or other comparable obligations or restrictions that have not been properly waived or complied with as of the Closing.

2.2    Authority and Consents. Seller has the right, power, legal capacity and authority to enter into and perform Seller’s obligations under this Agreement, and no approvals or consent of any governmental or regulatory authority or other persons is necessary in connection herewith, other than those that have been properly obtained as of the Closing. This Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as may be limited by the effect of rules of law governing the availability of equitable remedies.

2.3    Knowledge of Company’s Affairs. Seller has knowledge and experience such that Seller is capable of evaluating the risks and merits of the sale of the Securities to the Purchaser pursuant to the terms of this Agreement. Seller has evaluated the merits and risks of selling the Securities on the terms set forth in this Agreement and is willing to forgo the potential for future economic gain that might be realized from the continued ownership of the Securities through such sale. Seller has considered, without limitation, the opportunity to achieve current liquidity, the risk of holding stock for an uncertain amount of time, the possibility that the Company’s stock will achieve liquidity through a acquisition or otherwise at prices substantially higher than the price to be paid by the Purchaser in connection with its purchase of the Securities, and the Company’s financial condition. Seller has negotiated this Agreement on an arm’s-length basis and has had an opportunity to consult with Seller’s legal, tax and financial advisors concerning this Agreement and its subject matter. Seller represents that it has not relied on the Company, any Related Parties (as defined below) or the Purchaser for any information, including without limitation, any information regarding the Company or the value of the Securities, and Seller further acknowledges that except for the express representations and warranties made by the Purchaser in Section 3, the Purchaser has not made any representation or warranty to Seller with respect to the transactions contemplated herein, the Company or the Purchaser. Seller acknowledges that neither the Purchaser, the Company, nor any of their respective affiliates is acting as a fiduciary or financial or investment adviser to Seller for purposes of the sale of the Securities, and has not given Seller any investment advice, opinion or other information on whether the sale of the Securities is prudent. Seller acknowledges that (a) the Company or the Related Parties currently have, and later may come into possession of further information with respect to the Company that is not known to Seller that is not disclosed publicly and that is material to the valuation of the Company and the Securities, and may be material to a decision to enter into this Agreement (“Seller Excluded Information”), (b) Seller has determined to agree to the sale of the Securities notwithstanding its lack of knowledge with regard to the nature of Seller Excluded Information and (c) Seller waives and releases any claims that it might have against the Company, or any Related Party, with respect to the nondisclosure of Seller Excluded Information in connection with the sale of the Securities and the transactions contemplated by this Agreement. Seller Excluded Information may include, without limitation, information with respect to the Company’s current and forecasted financial and operating performance, information related to claims and rights the Company may hold and/or pursue, information with respect to current and expected products of the Company, information with respect to current or expected customers or partners of the Company, and information with respect to current or expected financial events involving the Company such as an outside investment, merger, sale or public offering of the Company’s stock. Seller understands that the Company will rely on the accuracy and truth of the foregoing representations, and Seller hereby consents to such reliance. For purposes of this Agreement, “Related Parties” shall mean the Company’s current and former directors, officers, partners, employees, attorneys, agents, successors, assigns, stockholders, owners, representatives, predecessors, parents, affiliates, associates and subsidiaries and each of their respective affiliates.

2.4    No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or breach by Seller of, or constitute a default by Seller under, any applicable law, rule or regulation or any agreement, instrument, decree, judgment or order to which Seller is a party or by which Seller may be bound. There is no action, suit, proceeding or investigation pending against Seller or, to Seller’s knowledge, currently threatened that questions the validity of this Agreement, or the right of Seller to enter into this Agreement or to consummate the transaction contemplated hereby or that may otherwise have an adverse effect on the ability of Seller to comply with or perform any of his obligations under this Agreement.

2.5    Seller Tax Obligations. Seller shall be solely responsible for paying any and all taxes of Seller and any related penalties, fines and interest arising out of or related to the transactions contemplated hereby, including, without limitation, any capital gains and/or income taxes arising from the sale of the Securities to the Purchaser.

SECTION 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

Purchaser hereby represents, warrants and covenants that:

3.1    Authority and Consents. Purchaser has the right, power, legal capacity and authority to enter into and perform Purchaser’s obligations under this Agreement, and no approvals or consent of any governmental or regulatory authority or other persons is necessary in connection herewith. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as may be limited by the effect of rules of law governing the availability of equitable remedies.

3.2    Purchase Entirely for Own Account. The Securities to be acquired by Purchaser will be acquired for investment for an indefinite period for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Purchaser has acquired sufficient information about the Company to reach an informed and knowledgeable decision to purchase the Securities. Purchaser has conducted an independent investigation of the Company and the Securities in making its decision to purchase the Securities and believes it has received all of the information Purchaser considers necessary or appropriate for deciding whether to acquire the Securities and has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Securities with the Company’s management and Seller. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Securities and is able to fend for itself and bear the economic risk of such investment.

3.3    Accredited Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D of the Securities Act.

3.4    Agreement to be Bound. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a legally valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

3.5    No Representations Regarding Company. Purchaser (a) is making an informed decision regarding the purchase of the Securities and (b) has independently and without reliance upon the Company, any Related Parties or the Seller, and based on such information and the advice of such advisors as Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement. Purchaser has negotiated this Agreement on an arm’s-length basis and has had an opportunity to consult with Purchaser’s legal, tax and financial advisors concerning this Agreement and its subject matter. Purchaser further acknowledges that except for the express representations and warranties made by the Seller in Section 2, Seller has not made any representation or warranty to Purchaser with respect to the transactions contemplated herein, the Company or Seller. Purchaser acknowledges that none of the Company, any Related Parties or Seller are acting as fiduciary or financial or investment advisers to Purchaser, and have not given Purchaser any investment advice, opinion or other information on whether the purchase of the Securities is prudent. Purchaser acknowledges that (x) the Company, the Related Parties or Seller currently have, and later may come into possession of further, information with respect to the Company that is not known to Purchaser or is publicly available and that is material to the valuation of Company and the Securities and may be material to a decision to enter into this Agreement (“Purchaser Excluded Information”), (y) Purchaser has determined to agree to the purchase of the Securities notwithstanding its lack of knowledge with regard to the nature of Purchaser Excluded Information and (z) Purchaser waives and releases any claims that it might have against the Company, any Related Party, or Seller with respect to the nondisclosure of Purchaser Excluded Information in connection with the sale of the Securities and the transactions contemplated by this Agreement. Purchaser Excluded Information includes, without limitation, information with respect to the Company’s current and forecasted financial and operating performance, information with respect to current and expected products of the Company, information with respect to current or expected customers or partners of the Company, and information with respect to current or expected financial events involving the Company such as an outside investment, merger, sale or public offering of the Company’s stock. Purchaser understands that the Company will rely on the accuracy and truth of the foregoing representations, and Purchaser hereby consents to such reliance.

SECTION 4

CLOSING

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures, on the date hereof, or at such other time and place as the parties may agree to in writing. That date is herein called the “Closing Date.”

4.1    Obligations of Seller. At the Closing, Seller shall deliver to the Purchaser

(a)    an Irrevocable Stock Power duly executed by Seller in the form attached hereto as Exhibit B, and in a form acceptable to Agent, assigning all of Seller’s right, title and interest in and to the Certificated Shares, Lost Certificate Shares and Book-Entry Shares;

(b)    an application for lost instrument bond duly completed and executed by Seller in the in the form attached hereto as Exhibit C, and in a form acceptable to Agent, requesting Agent to re-issue to Purchaser a new certificate representing the Lost Certificate Shares;

(c)    evidence that Seller has instructed Interactive Brokers to transfer the IB Shares to an account of Purchaser designated in writing by Purchaser;

(d)    a legal opinion issued by counsel to the Company in the form required by the Agent to transfer the Lost Certificate Shares;

(e)    such other letters of instructions and documents as the Agent shall request to transfer the Shares to Purchaser; and

(f)    an assignment agreement, duly executed by Seller in the form attached hereto as Exhibit D assigning all of Seller’s right, title and interest in and to for the Options.

4.2    Obligations of the Purchaser. At the Closing, the Purchaser shall deliver to Seller a wire transfer of immediately available funds to an account designated by Seller, in the amount equal to the Purchase Price.

SECTION 5

MISCELLANEOUS

5.1    Finder’s or Broker’s Fees. Each of the Seller and the Purchaser represent and warrant, severally and not jointly, that it has dealt with no broker or finder in connection with any transaction contemplated by this Agreement and, as far as it knows, no broker or other person is entitled to any commission or finder’s fee in connection with any of these transactions. Each of the Seller and the Purchaser agree to indemnify and hold harmless the other from and against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder’s fee alleged to be payable because of any act, omission or statement of the indemnifying party.

5.2    Effect of Headings. The subject headings of the sections of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

5.3    Entire Agreement; Modification; Waiver. This Agreement, together with the documents referenced herein and all exhibits hereto which are made a part hereof, constitutes the entire agreement between the parties pertaining to its subject matter, and supersedes, merges and voids all prior and contemporaneous agreements, representations and understandings of the parties with respect thereto, whether written or oral. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver unless it expressly provides such by its terms. No waiver shall be binding unless executed in writing by the party making the waiver.

5.4    No Reliance. Except as expressly set forth in Section 2 and Section 3 of this Agreement, neither the Purchaser, Seller nor any of their agents, employees or representatives have made, nor are any of them making, any representation or warranty, written or oral, express or implied, including any representations and warranties about the accuracy or completeness of any information or documents previously provided, and any such other representations or warranties are hereby expressly disclaimed. The Purchaser and Seller expressly acknowledge and agree that neither it nor any of its agents, employees or representatives is relying on any other representation or warranty of or made by Seller or the Purchaser, as the case may be, or any of its agents, employees or representatives, including regarding the accuracy or completeness of any representations and warranties, or the omission of any material information, whether written or oral, express or implied. The Purchaser and Seller further agree that, neither the Company, nor any of its agents, employees or representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, including any representations and warranties about the accuracy or completeness of any information or documents previously provided, and any such representations or warranties are hereby expressly disclaimed. Each of the Seller and the Purchaser expressly acknowledges and agrees that neither it nor any of its agents, employees or representatives is relying on any representation or warranty of or made by the Company, or any of its agents, employees or representatives, including regarding the accuracy or completeness of any representations and warranties or the omission of any material information, whether written or oral, express or implied.

5.5    Counterparts. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.6    Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. This Agreement may not be assigned by any of the parties without the prior written consent of the other parties hereto.

5.7    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing, addressed to the respective party or parties as set forth on the signature pages of this Agreement, and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or by facsimile or email receipt acknowledged. Any party may change its address for purposes of this Section 5.7 by giving the other parties written notice of the new address in the manner set forth above. If no facsimile number or email address is listed for notices on the signature pages of this Agreement for a party, notices and communications given or made by facsimile or email shall not be deemed effectively given to such party.

5.8    Governing Law. This Agreement shall be governed by and construed in accordance with the applicable laws of the State of New York, without regard to its principles of conflicts of laws.

5.9    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.

5.10    Survival of Representations and Warranties. The representations and warranties made by Seller and Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing. . Each of the Seller and the Purchaser agree to indemnify and hold harmless the other from and against any loss, liability, damage, cost, claim or expense incurred by reason of breach or failure to be accurate and correct any representation or warranty made in this Agreement or a transaction document by the indemnifying party; provided that such indemnification shall not exceed the Purchase Price.

5.11    Expenses. Each party shall pay the expenses and costs incurred by it incidental to the preparation of this Agreement, the performance and compliance with all agreements contained in this Agreement to be performed or complied with by them and the consummation of the transactions contemplated hereby.

5.12    Specific Enforcement. Notwithstanding anything to the contrary set forth herein, it is agreed and understood that monetary damages would not adequately compensate an injured party hereto for the breach of this Agreement by any other party hereto, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

5.13    Confidentiality. Each of the Seller and the Purchaser shall (a) keep the contents of this Agreement confidential (including the fact that a transaction occurred and the identities of the parties hereto) and (b) not disclose such information to any other person or entity, including by way of press release, public announcement or description of the transaction in any marketing documents, except that each of the Seller and the Purchaser may disclose any provision of this Agreement (and the fact that a transaction occurred and the identities of the parties thereto) (i) as may be required by applicable law, regulation, regulatory authority or legal process, (ii) to its financial, tax and legal advisors and (iii) to its affiliates, partners, former partners, managers, members or managing members.

5.14    Releases.

(a)    Seller hereby waives and releases and promises never to assert any claims or causes of action, whether or not now known, against the Company, the Purchaser and their respective predecessors, successors, or past or present subsidiaries, officers, directors, stockholders, agents, partners, members, managers, employees, assigns, and affiliates thereof from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, without limitation, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or in connection with the sale of the Securities and the transactions contemplated by this Agreement existing or arising on or prior to the Closing (other than the right to enforce Seller’s rights under this Agreement, including to receive the Purchase Price in accordance with the terms of this Agreement) (the “Seller Released Claims”).

(b)    Purchaser hereby waives and releases and promises never to assert any claims or causes of action, whether or not now known, against the Company, the Seller and their respective predecessors, successors, or past or present subsidiaries, officers, directors, stockholders, agents, partners, members, managers, employees, assigns, and affiliates thereof from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, without limitation, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or in connection with the sale of the Securities and the transactions contemplated by this Agreement existing or arising on or prior to the Closing (other than the right to enforce Purchaser’s rights under this Agreement, including to receive the Securities in accordance with the terms of this Agreement) (the “Purchaser Released Claims”).

(c)    Notwithstanding the foregoing, no party releases any other party or the Company with respect to any claims as to intentional common law fraud.

(d)    Seller expressly acknowledges and agrees that the provisions of this Section 7.15 shall be effective as a full and final accord and satisfaction and general release of all Seller Released Claims, whether known or unknown, against the Purchaser and the Company. In furtherance of this intention, Seller expressly waives any and all rights and benefits conferred upon it by the provisions of Section 1542 of the California Civil Code or similar provisions of applicable law which are as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

5.15    Further Acts.

(a)    Seller and Purchaser shall execute any further instruments or perform any acts which the other may reasonably request to carry out the intent of this Agreement, including, without limitation, execution of any documents required by the Company or Agent to complete the transfer of Securities and the cancellation and reissuance to the Purchaser of a stock certificate representing the Shares purchased.

(b)    On or following the Closing Date, Seller shall promptly pay over or otherwise transfer to the Purchaser any and all dividends on, distributions with respect to, and cash or other property attributable to, the Securities that are received by Seller on or after the date hereof.

(Signature pages follow.)

In Witness Whereof, the parties to this Agreement have duly executed it as of the day and year first above written.

SELLER:

ACM VALUE OPPORTUNITIES FUND I, L.P.

By:   ACM Value Opportunities Fund I GP, LLC, its general partner

By: ________________________________

Name: Marc Chodock

Title: Authorized Person

Address:

Email:

PURCHASER:

____________________________

Name: William B. Wachtel

Address:

Email:

EXHIBIT A

OPTIONS

Form	Issued	# of Options	Strike
Option Purchase Agreement with Saker	12/1/2020	3,333.0	$2.58
Option Purchase Agreement with Saker	12/1/2021	3,333.0	$3.45
Option Purchase Agreement with Saker	12/1/2022	3,333.0	$5.40
Option Purchase Agreement with Saker	12/1/2023	3,333.0	$7.52
Option Purchase Agreement with Saker	12/1/2024	3,333.0	$8.13

EXHIBIT B

IRREVOCABLE STOCK POWER

[See Attached]

EXHIBIT C

APPLICATION FOR LOST INSTRUMENT

(With Affidavit of Loss and Indemnity Agreement)

EXHIBIT D

ASSIGNMENT OF OPTIONS